EXHIBIT 23.2

                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated April 10, 2000 (except with respect to the recapitalization discussion in Note 11, as to which the date is June 29, 2000) on the combined financial statements of Inrange Technologies Corporation as of and for the years ended December 31, 1998 and 1999 included in Inrange Technologies Corporation's Form S-1 registration statement and to all references to our Firm included in this registration statement.



/s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
September 21, 2000